Exhibit 99.1

For Immediate Release

Investor Contact: Kurt R. Harrington 703-312-9647 or kharrington@fbr.com

Media Contact: Bill Dixon 703-469-1092 or bdixon@fbr.com

FBR Reports Record Earnings per Share of $0.49 (Diluted)

for the Fourth Quarter 2003

Record Net Income for Fourth Quarter and Full Year

Earnings per share increased 48% year over year

and 133% in the fourth quarter versus same period last year

ARLINGTON, Va., February 4, 2004 – Friedman, Billings, Ramsey Group, Inc. (NYSE: FBR) today announced record earnings for full year 2003 and for the quarter ended December 31, 2003. Net income was $201.4 million, or $1.68 (basic) and $1.63 (diluted) per share, for the year ended December 31, 2003 compared to $53.3 million, or $1.16 (basic) and $1.10 (diluted) per share, for the year ended December 31, 2002. For the quarter ended December 31, 2003, net income was $80 million, or $0.50 (basic) and $0.49 (diluted) per share, compared to $10.1 million, or $0.22 (basic) and $0.21 (diluted) per share, for the prior year’s comparable period.

Reflected in these results is the negative impact of purchase accounting adjustments related to FBR’s merger with FBR Asset Investment Corporation (FBR Asset) on March 31, 2003. Adjusting for the impact of these purchase accounting adjustments on asset yields and cost of funds would increase the full year diluted earnings per share of $1.63 by $0.10 to $1.73 and the fourth quarter diluted earnings per share of $0.49 by $0.01 to $0.50.

The company had 165.2 million shares outstanding at December 31, 2003 and weighted average diluted shares outstanding during the year were 123.3 million. FBR declared a quarterly dividend of $0.34 per share on December 11, 2003, to shareholders of record as of December 31, 2003. For the full year, the company declared a total of $1.36 per share in dividends and increased its book value per share by 78% from $5.28 at December 31, 2002 to $9.41 at December 31, 2003. The dividends and increase in book value per share provided a 104% total return on equity to shareholders in 2003.

FBR’s record performance in 2003 is attributable to a number of factors, including the company’s merger with FBR Asset at the end of the first quarter, the continued growth and success of each of the company’s operating businesses, particularly its investment and merchant banking businesses, and the strong performance of the company’s mortgage-backed securities (MBS) business despite a challenging third quarter environment.

The company’s fourth quarter reflected continued strong performance in its investment banking business and a normalization of the net interest margin in its mortgage-backed securities business as the extremely high prepayment speeds in the third quarter moderated significantly in the last three months of 2003. In addition, the company achieved record earnings during the quarter despite running lower than its targeted leverage in the MBS portfolio as it invested proceeds from its $450 million follow-on offering in October. Additionally, the company realized no gains in its merchant banking business during the quarter. Unrealized gains, however, did increase from $50.7 million at September 30, 2003 to $96 million at December 31, 2003.

“The last three months of 2003 represented a record quarter for the company and the culmination of a record year. In reflecting on 2003, several things clearly contributed to our success. First and foremost, our merger with FBR Asset represented a historic event for our company. In addition, our unwavering discipline has allowed us to continue our industry-leading after-market performance*, and is further evidenced by the returns and performance in all aspects of our business. Finally, this discipline and performance has allowed us to create a company that possesses what we believe is the broadest, deepest institutional distribution for equity securities in the United States today. These factors, together, have allowed us to become one of the leading investment banking firms in the United States,” said Eric F. Billings, Co-Chairman and Co-CEO. “With regard to our balance sheet businesses, as we predicted in the third quarter call, prepayment speeds slowed considerably in the fourth quarter allowing the net interest spread in our MBS portfolio to trend back closer to historical averages. As of the end of December we have fully deployed the capital we raised in October in our merchant banking and MBS portfolios. Consequently, we expect higher earnings in the first quarter of 2004 from both our MBS portfolio, as we anticipate operating with full leverage, and our merchant banking business, assuming normalized realized income from this portfolio.”

For the full year in investment banking, FBR ranked as the #3 lead manager of IPOs** and the #10 lead manager for all public equity offerings*** (ranked by dollar volume according to Dealogic/CommScan EquiDesk). In addition, the company raised approximately $2.5 billion in equity for issuers in private placements during the year. For the quarter, the company completed six IPOs, seven follow-on offerings, and three private equity placements, representing over $3 billion in total dollars raised. For the full year, investment banking revenues totaled $278.6 million versus $143.9 million in 2002 and for the fourth quarter $127.8 million versus $24.3 million in the same quarter last year. Following this strong performance in the latest quarter and for the full year 2003, the company continued to have a pipeline of over $5 billion for lead managed equity and merger and acquisition transactions leading into 2004.

The company’s institutional brokerage revenues totaled $74.1 million during 2003, an increase of 17% over the 2002 total of $63.2 million. For the fourth quarter of 2003 institutional brokerage revenue totaled $23.5 million versus $14.7 million during the fourth quarter of 2002, an increase of 60%. These results were achieved despite the continuation of industry-wide pricing pressure in this part of the business. Illustrating this market condition is the fact that the company’s customer share trading volume increased 32% year over year.

The company’s asset management business also performed well during the year. Assets under management increased in both the company’s mutual fund and hedge fund businesses. Net assets under management (excluding FBR Asset prior to the merger) increased 34.3% year over year. Total revenues from this line of business increased by 48.6% to $30.4 million in 2003 from $20.4 million in 2002 (excluding revenues from FBR Asset).

“During 2003 the company’s private investment partnerships provided exceptional returns to investors, building on what is a very strong track record of performance in our managed fund products,” said Emanuel J. Friedman, Co-Chairman and Co-CEO. “This performance and the performance of our underwritten transactions are the result of our commitment to recognizing and delivering value for investors and issuers.”

At December 31, 2003, the fair value of the company’s mortgage-backed securities portfolio totaled $10.6 billion and the company’s corresponding repurchase agreement and commercial paper liabilities (including those with Georgetown Funding) were $9.5 billion, resulting in leverage (debt to equity) in the mortgage backed portfolio of 9.3 to 1 at the end of the year and 8 to 1 on average for the fourth quarter. The company’s overall leverage was 6.1 to 1 at December 31, 2003.

The weighted average annual yield of the MBS portfolio was 3.23% for the fourth quarter and the company’s weighted average financing rate was 1.21% (including the cost of hedging), resulting in a net interest spread of 2.02%. Adjusting the net interest spread for merger related purchase accounting adjustments would increase the net interest spread to approximately 2.14% for the fourth quarter. The spread in the fourth quarter was higher by 77 basis points than the third quarter spread of 1.25% due to higher asset yields as a result of a significantly lower constant prepayment rate (CPR) during the quarter. For the final three months of the year, the company experienced an average one-month CPR of 27, down from the 41 CPR experienced in the third quarter. The weighted average net interest spread for the full year was 1.69%, compared to an average net interest spread of 2.76% for FBR Asset’s predecessor portfolio in 2002. The weighted average net interest spread without purchase accounting adjustments for the year would have been approximately 1.91%. The average unamortized cost of the company’s portfolio was 101.99 at December 31, 2003.

The company continues to own only adjustable rate mortgage-backed securities guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae. At year-end, the company had $4.1 billion of pay-fixed, receive-floating interest rate swaps outstanding with a 1.43% funding rate and a weighted average maturity of 314 days. Also at year-end, the company continued to maintain a low effective duration of 0.94. In addition, at the date of this release, the company has increased its total fixed rate swaps to $5.1 billion with an average maturity of 330 days and an average funding rate of 1.48%.

In its merchant banking portfolio, FBR generated dividends of $1.3 million during the quarter ended December 31, 2003 and realized no gains despite a $45.3 million increase in unrealized gains during the quarter. The company did, however, recognize $7.4 million in income from its alternative asset investments. FBR’s merchant banking portfolio and other long term investments totaled $379 million at December 31, 2003, or 24% of the company’s equity, approximately the same percentage level as September 30, 2003, prior to the equity capital raise. Of this total, $261.2 million was held in the merchant banking portfolio, $69.8 million was held in alternative asset funds, and $48.0 million was held in broker-dealer investments.

Looking forward, the company anticipates that full deployment of allocated capital in the MBS strategy, combined with historical returns from merchant banking, should provide the opportunity for REIT level income in 2004 to exceed its current annual dividend of $1.36 per share. REIT level earnings exceeding the current dividend would typically be paid out to shareholders in the form of a special dividend. The company’s capital markets businesses have continued their momentum into the first quarter as institutional brokerage realized record revenues in January and in investment banking the company has completed seven transactions, including its first two IPOs of the year. Additionally, the company believes that based upon its current backlog, new marketing and branding initiatives, including the recently completed FBR Open, a PGA TOUR event, and the continuation of its industry-leading after-market underwriting performance,* it will continue to have success in growing its capital markets businesses throughout 2004.

Investors wishing to listen to the joint conference call at 9:00 a.m. U.S. EST tomorrow may do so via the web at: http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=FBR

Replays of the web cast will be available after the call.

Friedman, Billings, Ramsey Group, Inc. provides investment banking****, institutional brokerage****, asset management, and private client services through its operating subsidiaries and invests in mortgage-backed securities and merchant banking opportunities. FBR focuses capital and financial expertise on six industry sectors: financial services, real estate, technology, healthcare, energy and diversified industries. FBR, headquartered in the Washington, D.C. metropolitan area, with offices in Arlington, Va. and Bethesda, Md., also has offices in Atlanta, Boston, Chicago, Cleveland, Denver, Houston, Irvine, London, New York, Portland, San Francisco, Seattle, and Vienna. For more information, see http://www.fbr.com.

*	Source is Dealogic/CommScan EquiDesk. Relates to all public U.S. equity transactions (IPOs and secondaries/follow-ons, excluding closed-end funds) and all industries. Transactions and performance priced through December 31, 2003. Non-weighted average aftermarket performance. Ranked #1 among lead managing underwriters of more than 10 transactions for the one year period and more than 30 transactions for the three and five year periods ended December 31, 2003.

**	Source is Dealogic/CommScan EquiDesk. Relates to total dollar amount, with over-allotment, of U.S. IPOs priced between January 1, 2003 and December 31, 2003, with apportioned amount to all bookrunners, excluding American Depository Receipts and closed-end funds.

***	Source is Dealogic/CommScan EquiDesk. Relates to total dollar amount, with over-allotment, of U.S. IPOs and secondaries/follow-ons priced between January 1, 2003 and December 31, 2003, with apportioned amount to all bookrunners, excluding American Depository Receipts and closed-end funds.

****	Investment banking and institutional brokerage provided in the United States by Friedman, Billings, Ramsey & Co., Inc. and FBR Investment Services Inc., and in Europe, the Middle East and Asia by Friedman, Billings, Ramsey International, Ltd.

The company believes that the pro forma information about purchase accounting adjustments related to the merger with FBR Asset Investment Corporation, when read in conjunction with the company’s GAAP financial information, can provide useful supplemental information for investors analyzing period to period comparisons of the company’s financial statements because it is the result of the company’s merger on March 31, 2003.

Financial data follows.

FRIEDMAN, BILLINGS, RAMSEY GROUP, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands, except per share amounts) (Unaudited)

	Quarter ended December 31,
	2003	%	2002	%
REVENUES:
Investment banking:
Underwriting	$47,015	21.3%	$8,890	15.3%
Corporate finance	73,347	33.2%	11,119	19.1%
Investment gains	7,443	3.4%	4,312	7.4%
Institutional brokerage:
Principal transactions	7,089	3.2%	6,339	10.9%
Agency commissions	16,447	7.4%	8,344	14.3%
Asset management:
Base management fees	6,120	2.8%	8,119	13.9%
Incentive allocations and fees	5,723	2.6%	5,291	9.1%
Net investment income	7,563	3.4%	4,474	7.7%
Technology sector investment and incentive (loss)/income	(264)	-0.1%	111	0.2%
Principal investment:
Interest	69,961	31.7%	—	0.0%
Realized gains	89	0.0%	—	0.0%
Dividends	1,278	0.6%	—	0.0%
Other	3,776	1.7%	1,868	3.2%

Total revenues	245,587	111.2%	58,867	101.1%

Interest expense	24,656	11.2%	665	1.1%

Revenues, net of interest expense	220,931	100.0%	58,202	100.0%

EXPENSES:
Compensation and benefits	91,239	41.3%	31,617	54.3%
Business development and professional services	15,159	6.9%	7,545	13.0%
Clearing and brokerage fees	1,977	0.9%	1,467	2.5%
Occupancy and equipment	2,743	1.3%	2,274	3.9%
Communications	3,168	1.4%	1,910	3.3%
Other operating expenses	5,603	2.5%	2,608	4.5%

Total expenses	119,889	54.3%	47,421	81.5%

Net income before income taxes	101,042	45.7%	10,781	18.5%

Income tax provision	21,084	9.5%	692	1.2%

Net Income	$79,958	36.2%	$10,089	17.3%

Basic earnings per share	$0.50		$0.22

Diluted earnings per share	$0.49		$0.21

Weighted average shares—basic	159,984		46,403

Weighted average shares—diluted	163,470		49,089

FRIEDMAN, BILLINGS, RAMSEY GROUP, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands, except per share amounts)

	Year ended December 31,
	2003	%	2002	%
REVENUES:
Investment banking:
Underwriting	$117,296	21.0%	$76,556	28.8%
Corporate finance	144,086	25.7%	58,595	22.0%
Investment gains	17,204	3.1%	8,725	3.3%
Institutional brokerage:
Principal transactions	23,965	4.3%	27,512	10.3%
Agency commissions	50,178	9.0%	35,672	13.4%
Asset management:
Base management fees	24,782	4.4%	28,956	10.9%
Incentive allocations and fees	14,205	2.5%	14,258	5.4%
Net investment income	22,484	4.0%	16,276	6.1%
Technology sector investment and incentive (loss)	(1,591)	-0.3%	(5,622)	-2.1%
Principal investment:
Interest	168,393	30.1%	—	0.0%
Realized gains	32,276	5.8%	—	0.0%
Dividends	5,019	0.9%	—	0.0%
Other	10,228	1.8%	7,275	2.7%

Total revenues	628,525	112.3%	268,203	100.8%

Interest expense	68,995	12.3%	2,073	0.8%

Revenues, net of interest expense	559,530	100.0%	266,130	100.0%

EXPENSES:
Compensation and benefits	226,389	40.5%	147,072	55.3%
Business development and professional services	43,044	7.7%	30,589	11.5%
Clearing and brokerage fees	7,014	1.2%	5,353	2.0%
Occupancy and equipment	9,585	1.7%	8,838	3.3%
Communications	10,574	1.9%	8,185	3.1%
Other operating expenses	16,919	3.0%	10,652	4.0%

Total expenses	313,525	56.0%	210,689	79.2%

Net income before income taxes and extraordinary gain	246,005	44.0%	55,441	20.8%

Income tax provision	44,591	8.0%	3,035	1.1%

Net income before extraordinary gain	201,414	36.0%	52,406	19.7%
Extraordinary gain	—	0.0%	1,413	0.5%
Income tax provision on extraordinary gain	—	0.0%	536	0.2%

Net income	$201,414	36.0%	$53,283	20.0%

Basic earnings per share before extraordinary gain	$1.68		$1.14

Diluted earnings per share before extraordinary gain	$1.63		$1.08

Basic earnings per share	$1.68		$1.16

Diluted earnings per share	$1.63		$1.10

Weighted average shares—basic	119,801		46,098

Weighted average shares—diluted	123,307		48,442

FRIEDMAN, BILLINGS, RAMSEY GROUP, INC. Financial & Statistical Supplement – Operating Results (unaudited) (Dollars in thousands, except per share data)

	YTD 2003	Q-4 03	Q-3 03	Q-2 03	Q-1 03	YTD 2002	Q-4 02	Q-3 02	Q-2 02	Q-1 02
Revenues

Investment banking:
Underwriting	$117,296	$47,015	$37,518	$23,975	$8,788	$76,556	$8,890	$30,108	$25,248	$12,310
Corporate finance	144,086	73,347	51,637	13,383	5,719	58,595	11,119	26,175	9,827	11,474
Investment gains	17,204	7,443	1,096	5,433	3,232	8,725	4,312	2,627	1,595	191
Institutional brokerage:
Principal transactions	23,965	7,089	6,549	6,576	3,751	27,512	6,339	5,743	8,372	7,058
Agency commissions	50,178	16,447	13,145	13,049	7,537	35,672	8,344	8,629	9,954	8,745
Asset management:
Base management fees	24,782	6,120	5,602	5,369	7,691	28,956	8,119	7,208	7,633	5,996
Incentive income	14,205	5,723	1,770	1,133	5,579	14,258	5,291	4,282	2,902	1,783
Net investment income (loss)	22,484	7,563	3,327	8,968	2,626	16,276	4,474	(2,737)	8,517	6,022
Technology sector investment and incentive income (loss)	(1,591)	(264)	(824)	(66)	(437)	(5,622)	111	(2,202)	(2,432)	(1,099)
Principal investment:
Interest	168,393	69,961	46,849	49,088	2,495	—	—	—	—	—
Realized gains	32,276	89	14,358	17,770	59	—	—	—	—	—
Dividends	5,019	1,278	1,258	1,542	941	—	—	—	—	—
Other	10,228	3,776	2,675	2,219	1,558	7,275	1,868	1,879	1,638	1,890

Total revenues	628,525	245,587	184,960	148,439	49,539	268,203	58,867	81,712	73,254	54,370

Expenses

Compensation and benefits	226,389	91,239	67,505	42,841	24,804	147,072	31,617	45,725	38,411	31,319
Business development & professional services	43,044	15,159	11,328	10,678	5,879	30,589	7,545	8,650	7,982	6,412
Clearing and brokerage fees	7,014	1,977	2,057	1,748	1,232	5,353	1,467	1,443	1,817	626
Occupancy & equipment	9,585	2,743	2,426	2,217	2,199	8,838	2,274	2,309	2,046	2,209
Communications	10,574	3,168	2,969	2,228	2,209	8,185	1,910	2,009	2,187	2,079
Interest expense	68,995	24,656	22,972	19,721	1,646	2,073	665	608	430	370
Other operating expenses	16,919	5,603	4,259	4,053	3,004	10,652	2,608	2,976	2,602	2,466

Total expenses	382,520	144,545	113,516	83,486	40,973	212,762	48,086	63,720	55,475	45,481

Net income before taxes and extraordinary gain	246,005	101,042	71,444	64,953	8,566	55,441	10,781	17,992	17,779	8,889

Income tax provision	44,591	21,084	14,483	6,181	2,843	3,035	692	2,343	—	—
Net income before extraordinary gain	$201,414	$79,958	$56,961	$58,772	$5,723	$52,406	$10,089	$15,649	$17,779	$8,889

Extraordinary gain	—	—	—	—	—	1,413	—	—	—	1,413
Income tax provision on extraordinary gain	—	—	—	—	—	536	—	536	—	—

Net income	$201,414	$79,958	$56,961	$58,772	$5,723	$53,283	$10,089	$15,113	$17,779	$10,302

Net income before taxes and extraordinary gain as a percentage of revenue	39.1%	41.1%	38.6%	43.8%	17.3%	20.7%	18.3%	22.0%	24.3%	16.3%

ROE (annualized)	22.4%	24.4%	20.7%	21.9%	3.6%	24.8%	16.8%	26.7%	34.4%	21.7%

Total shareholders' equity	$1,554,339	$1,554,339	$1,068,153	$1,136,093	$1,011,647	$245,165	$245,165	$234,625	$218,368	$194,590

Basic earnings per share	$1.68	$0.50	$0.42	$0.43	$0.12	$1.16	$0.22	$0.33	$0.39	$0.23
Diluted earnings per share	$1.63	$0.49	$0.41	$0.43	$0.12	$1.10	$0.21	$0.31	$0.36	$0.22

Ending shares outstanding (in thousands)	165,189	165,189	136,180	136,087	131,576	46,456	46,456	46,396	46,339	45,751

Book value per share	$9.41	$9.41	$7.84	$8.35	$7.69	$5.28	$5.28	$5.06	$4.71	$4.25

	YTD 2003	Q-4 03	Q-3 03	Q-2 03	Q-1 03	YTD 2002	Q-4 02	Q-3 02	Q-2 02	Q-1 02
Gross assets under management (in millions)

Managed accounts	$60.6	$60.6	$63.8	$69.6	$818.8	$6,538.0	$6,538.0	$7,356.0	$4,152.3	$2,757.7
Hedge & offshore funds	330.2	330.2	245.9	234.8	237.5	247.0	247.0	232.3	216.0	209.2
Mutual funds	1,654.5	1,654.5	1,492.1	1,419.6	1,196.8	1,188.5	1,188.5	1,071.2	1,313.4	1,270.4
Private equity funds	42.9	42.9	40.6	32.5	32.7	34.7	34.7	41.7	46.1	46.4
Technology sector funds	50.3	50.3	46.1	44.8	49.7	63.8	63.8	54.0	56.6	60.4

Total	$2,138.5	$2,138.5	$1,888.5	$1,801.3	$2,335.5	$8,072.0	$8,072.0	$8,755.2	$5,784.4	$4,344.1

Net assets under management (in millions)

Managed accounts	$60.6	$60.6	$63.8	$69.6	$82.7	$871.5	$871.5	$849.7	$748.5	$394.5
Hedge & offshore funds	277.2	277.2	222.3	196.8	159.4	162.4	162.4	162.9	188.5	157.7
Mutual funds	1,642.6	1,642.6	1,480.5	1,410.5	1,191.6	1,173.3	1,173.3	1,064.4	1,297.7	1,214.1
Private equity funds	37.5	37.5	33.2	30.9	28.6	30.9	30.9	40.1	45.5	45.5
Technology sector funds	43.3	43.3	39.7	40.4	45.4	48.2	48.2	48.6	52.3	55.8

Total	$2,061.2	$2,061.2	$1,839.5	$1,748.2	$1,507.7	$2,286.3	$2,286.3	$2,165.7	$2,332.5	$1,867.6

Productive assets under management (in millions)

Managed accounts	$60.6	$60.6	$63.8	$69.6	$818.8	$6,538.0	$6,538.0	$7,356.0	$4,152.3	$2,757.7
Hedge & offshore funds	277.2	277.2	222.3	196.8	159.4	162.4	162.4	162.9	188.5	157.7
Mutual funds	1,642.6	1,642.6	1,480.5	1,410.5	1,191.6	1,173.3	1,173.3	1,064.4	1,297.7	1,214.1
Private equity funds	91.9	91.9	88.6	88.1	90.9	91.2	91.2	92.5	94.8	95.3
Technology sector funds	91.6	91.6	92.2	89.5	249.2	249.0	249.0	248.5	248.1	249.3

Total	$2,163.9	$2,163.9	$1,947.4	$1,854.5	$2,509.9	$8,213.9	$8,213.9	$8,924.3	$5,981.4	$4,474.1

Employee count	494	494	479	500	493	481	481	464	445	441

FRIEDMAN, BILLINGS, RAMSEY GROUP, INC. CONSOLIDATED BALANCE SHEETS (Dollars in thousands, except per share amounts)

	31-Dec-03	31-Dec-02
ASSETS

Cash and cash equivalents	$92,688	$90,007
Receivables:
Interest	44,674	—
Asset management fees	5,517	13,494
Investment banking	8,464	1,725
Affiliates	4,861	7,117
Other	3,779	5,786
Investments:
Mortgage-backed securities, at fair value	10,551,570	38,505
Trading securities, at market value	4,932	8,298
Long-term investments	379,002	150,447
Due from clearing broker	89,940	43,146
Bank loans, net	—	15,052
MMA acquired management contracts	16,090	17,629
Goodwill	108,013	—
Building, furniture, equipment and leasehold improvements, net	6,969	9,156
Other assets	17,114	5,823

Total assets	$11,333,613	$406,185

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Trading account securities sold short, at market value	$9,525	$19,932
Repurchase agreements	5,095,676	16,352
Commercial paper	4,397,993	—
Interest rate swaps	5,366	—
Dividends payable	56,744	—
Interest payable	6,188	—
Accounts payable and accrued expenses	52,692	16,412
Accrued compensation and benefits	100,901	41,255
Bank deposits	—	51,215
Short-term loans payable	—	10,588
Long-term debt	54,189	5,266

Total liabilities	9,779,274	161,020

Shareholders’ equity:
Common stock, 166,893 and 50,456 shares	1,669	505
Additional paid-in capital	1,443,228	211,724
Employee stock loan receivable including accrued interest (1,289 and 4,000 shares)	(8,277)	(24,182)
Deferred compensation	(2,203)	—
Accumulated other comprehensive income	60,505	4,345
Retained earnings	59,417	52,773

Total shareholders’ equity	1,554,339	245,165

Total liabilities and shareholders’ equity	$11,333,613	$406,185

Book Value per Share	$9.41	$5.28

Shares Outstanding	165,189	46,456

Statements concerning future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates and any other guidance on present or future periods, constitute forward-looking statements that are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include, but are not limited to, the effect of demand for public offerings, activity in the secondary securities markets, interest rates, costs of borrowing, interest spreads, mortgage pre-payment speeds, risks associated with merchant banking investments, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic, political and market conditions. These and other risks are described in the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q that is available from the company (by calling Investor Relations 703.469.1080, or from the company’s website www.fbr.com) and from the SEC’s website at www.sec.gov.

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